UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Criteo S.A.
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Dear Fellow Shareholders,

The annual Combined General Meeting of Shareholders is quickly approaching on June 25, 2020, and your vote is important. ISS, a proxy advisor, has recommended “FOR” all items on the ballot except for the following proposals:

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Items Nos. 9 and 10 regarding shareholder approval of indemnification agreements entered into with Ms. Marie Lalleman, one of our independent directors, and Ms. Megan Clarken, our Chief Executive Officer (CEO), and

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Item No. 11 regarding shareholder approval of a consulting agreement entered into with Rocabella, which is wholly owned by Jean-Baptiste Rudelle, the chairman of our board of directors, and members of his immediate family.

While we respect ISS’s research, we disagree with their ultimate conclusions.

Resolutions 9 and 10: Indemnification Agreements

Because Criteo is incorporated in France but is listed on Nasdaq, files reports with the Securities and Exchange Commission as a U.S. domestic registrant, and competes largely with U.S. companies, Criteo must carefully balance its considerations between French law and U.S. market norms. We specifically compete for director and executive talent with U.S. companies where such candidates expect compensation and indemnification in line with that of our competitors. These candidates are in turn expected to bring to the board of directors the skills and experience we believe are needed to drive long-term shareholder value once they are appointed.

The indemnification agreements at issue are on the same form that was approved by our shareholders at our 2019 annual general meeting for our then-existing slate of directors and certain executive officers. We are only requesting approval again this year for Ms. Lalleman and Ms. Clarken, each of whom are recent additions to our slate of directors and certain executive officers. Further, this same form used both this year and last year is simply an update to our prior indemnification agreements (the form of which was filed as Exhibit 10.4 to our Registration Statement on Form F-1 filed with the SEC on October 23, 2013) and provides our directors and certain officers with liability insurance, by a relevant insurance policy or, in the second place, by the Company, to cover damages and expenses related to judgments, fines and settlements in any action arising out of their actions as directors and officers.

This type of director and officer insurance is very common in the United States, especially at our peer companies, and we believe it is necessary that we provide similar insurance in order to attract and retain the directors and executive officers that Criteo and its shareholders need and want. Importantly, while these agreements are intended to provide a similar level of coverage as is market practice for the U.S. companies with which we compete for talent, their scope is actually very limited in accordance with French law. The agreements do not provide coverage for willful or gross misconduct, actions by Criteo or derivative actions by shareholders on Criteo’s behalf, insider trading, or actions in bad faith or contrary to Criteo’s best interest, criminal or fraudulent proceedings. Furthermore, while the agreements do not specifically carveout reckless or grossly negligent conduct, under applicable French law, a director or officer may not be held liable to third parties for recklessness or gross negligence not involving intentional misconduct, but rather only to the Company itself. As noted above, claims made by Criteo or by any shareholder or other person on Criteo’s behalf are not indemnifiable.

Our board of directors recommends that you vote in favor of Resolutions 9 and 10.

Resolution 11: Consulting Agreement with Rocabella

We entered into a consultancy agreement with Rocabella, which is wholly owned by our chairman, Jean-Baptiste Rudelle, and members of his immediate family, because of the value that such consulting services would provide to Criteo and its shareholders. While ISS acknowledges Mr. Rudelle’s "deep and unparalleled experience with regards to Criteo’s business", they state that it is unclear how the services provided as a consultant combine with his responsibilities as chairman and also how this consulting fee combines with his remuneration as chairman, which they say is not disclosed.

As disclosed in our Current Report on Form 8-K filed with the SEC on December 19, 2019, as of January 1, 2020, Mr. Rudelle is compensated in a direct and indirect remuneration structure with an aggregate annual amount of €270,880. This consists of annual remuneration of €135,440 for Mr. Rudelle’s position as non-executive chairman of the board of directors, as well as an annual fee of €135,440, excluding value-added tax, for Mr. Rudelle’s separate corporate advisory and representation services through Rocabella, each subject to annual review by the board of directors. The agreement with Rocabella was not in effect for 2019 and does not affect Mr. Rudelle’s 2019 compensation as disclosed in the proxy statement. Mr. Rudelle’s services through Rocabella include the provision of advisory and Company representation services in the Company’s relations with public bodies, professional organizations, institutions and regulators, at domestic, European Union and international levels. The board of directors decided that it was important to separate the two roles that Mr. Rudelle is bringing to the Company because the services he is providing through Rocabella are not services that the chairman of a board of directors would typically provide.

Indeed, the Company’s compensation committee engaged Compensia, its independent compensation consultant, to propose a level and structure of remuneration for Mr. Rudelle based on a benchmark of peers and applicable market practices, for both executive and non-executive chairman positions. Ultimately, after careful deliberation, the compensation committee, together with our board of directors, on the basis of Compensia’s analysis, concluded that it was most appropriate to separate Mr. Rudelle’s remuneration and services as chairman of the board of directors from his remuneration and advisory services provided through Rocabella. Notably, we believe that the services that Mr. Rudelle is providing through Rocabella are not commensurate with services that the chairman of a board of directors would typically provide.

At a time when technologies and regulations are fast evolving, and in light of the Company’s efforts to promote the open Internet in the face of very large, fast-consolidating walled-garden players, the board of directors strongly believes that Mr. Rudelle, as the founder and former Chief Executive Officer of the Company with deep and unparalleled experience with regard to Criteo’s business, can offer important and unique advisory services to both our board of directors and our executives on various strategic and operational subjects in connection with regulatory affairs in Europe. In addition, Mr. Rudelle is an active and recognized promoter of French entrepreneurship, whose voice is listened to and whose advice is sought after in our industry, particularly in France and in Europe. As a result, our board of directors believes that the influence that Mr. Rudelle’s persona can have on the Company’s ecosystem, including its various regulatory and industry bodies, can be ultimately beneficial to the Company and its shareholders.

Our board of directors therefore recommends that you vote in favor of Resolution 11.

Your vote is important. If you have any questions, please do not hesitate to contact Innisfree M&A Incorporated, our proxy solicitor, at (888) 750-5834 and outside the United States at +1 (412) 232-3651. Thank you.